     Exhibit 99.1
Item 6. Selected Financial Data
     The following selected financial data is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto in Item 8. Consolidated Financial Statements and Supplementary Data, and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	Year Ended November 30,
	2009	2008	2007	2006	2005
	As adjusted (See Note 1(b) of Consolidated Financial Statements) (In millions, except per share amounts)
Net sales	$795.4	$742.3	$745.4	$621.1	$622.4
Net income (loss):
Income (loss) from continuing operations, net of income taxes	$58.9	$(5.1)	$34.9	$(44.7)	$(211.8)
(Loss) income from discontinued operations, net of income taxes	(6.7)	(0.1)	27.9	2.4	(23.6)
Cumulative effect of changes in accounting principles, net of income taxes	—	—	—	(1.9)	—

Net income (loss)	$52.2	$(5.2)	$62.8	$(44.2)	$(235.4)

Basic earnings (loss) per share of Common Stock
Income (loss) from continuing operations, net of income taxes	$1.00	$(0.09)	$0.62	$(0.81)	$(3.88)
(Loss) income from discontinued operations, net of income taxes	(0.11)	—	0.50	0.04	(0.43)
Cumulative effect of changes in accounting principles, net of income taxes	—	—	—	(0.03)	—

Total	$0.89	$(0.09)	$1.12	$(0.80)	$(4.31)

Diluted earnings (loss) per share of Common Stock
Income (loss) from continuing operations, net of income taxes	$0.96	$(0.09)	$0.62	$(0.81)	$(3.88)
(Loss) income from discontinued operations, net of income taxes	(0.10)	—	0.43	0.04	(0.43)
Cumulative effect of changes in accounting principles, net of income taxes	—	—	—	(0.03)	—

Total	$0.86	$(0.09)	$1.05	$(0.80)	$(4.31)

Other financial data:
Total assets	$934.9	$1,004.5	$993.8	$1,019.8	$1,055.7
Long-term debt, including current maturities	$421.6	$416.1	$414.9	$424.6	$400.3

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